Exhibit 99.1

Contact: Steve Pickman
913-367-1480

FOR IMMEDIATE RELEASE

DR. SUKH BASSI NAMED VP OF SCIENTIFIC
AFFAIRS AT MGP INGREDIENTS

ATCHISON, Kan., April 19, 2007—Sukh Bassi, Ph.D., has been appointed to the newly created position of vice president of scientific affairs at MGP Ingredients, Inc. (Nasdaq/MGPI).  He formerly served for a number of years as vice president of research and development and later as vice president of new product innovations.  A search for a successor to oversee product research and development initiatives is underway.

In his new position, Dr. Bassi is responsible for procuring, processing and administering product development grants; handling domestic and international science and government issues; collaborating with industry and academic partners; and representing the company in its relationships with industry-related organizations and government agencies.

“As our product technologies, processes and offerings continue to evolve, it is essential that we have a position dedicated to supporting this process through direct interaction with external scientific entities and extensive knowledge of cutting edge programs and opportunities,” said Tim Newkirk, president and chief operating officer.  “Dr. Bassi is the ideal individual to fill this role.  He possesses a wealth of experience in product development and has tremendous familiarity with multiple industry partners and scientific organizations.”

Dr. Bassi joined MGP Ingredients as chief microbiologist in 1981.  Shortly after his promotion to vice president of research and development in 1985, he was also made corporate technical director.  From 1990 to 1999, he additionally managed the company’s wheat protein sales and marketing activities.  His was given the title of vice president of new product innovations in 2002 as the company further accelerated efforts to expand the depth and scope of its value-added protein and starch ingredients.  He was made chief science officer of the company in 2004 and will continue in that capacity.

“In my new role as vice president of scientific affairs, I plan to utilize my research background to explore new technologies that could be beneficial to MGPI’s product development programs and strategies,” Dr. Bassi said.  “Simultaneously, I look forward to performing a more active role in strengthening our alliances with multiple industry organizations and university research departments, as well as government and private laboratories.”

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Because MGPI “is involved in business on a global basis,” Dr. Bassi continued, “it is very important for the company to maintain a thorough knowledge of technological developments and trends in countries around the world.  Likewise, with the establishment of this new position, greater effort can be directed toward complementing the work of our own R&D staff through greater networking and interaction with other scientists.”

During his years at MGPI, Dr. Bassi has authored and co-authored a number of scientific publications related to wheat protein and wheat starch properties and functions.  He is listed as the chief inventor or inventor on numerous patents awarded to the company for work in creating new protein and starch innovations, applications and processes.

Prior to coming to the company, Dr. Bassi served for 10 years as professor of biology at Benedictine College in Atchison.  Born and raised in Kenya, East Africa, he came to the United States to attend Knox College, Galesburg, Ill., where he received a bachelor’s degree in biology in 1963. He earned a master’s degree at St. Louis University in 1968, and his doctorate there in 1971.  He has also conducted post-doctoral studies at Northwestern University.

Dr. Bassi holds membership in several professional and industry-related organizations, including the following: American Association for the Advancement of Sciences, American Chemical Society, American Association of Cereal Chemists, New York Academy of Scientists, Institute of Food Technologists, American Bakers Association, American Society of Baking; International Wheat Gluten Association, and Society of Sigma Xi.  Locally, he is a former member and past president of Rotary International, former chairman of the Board of Directors of the Atchison Area Chamber of Commerce, former District Boy Scout Chairman and a founding organizer of the Kanza Boy Scout Camp.  He is a Queen’s Scout, a Rotary International Paul Harris Fellow, and a recipient of the Boy Scout Award of Merit.

Dr. Bassi and his wife, Jane, have three sons, Neal, Nathan and Sean, and two grandchildren.

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